Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated March 22, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Alternative Construction Company, Inc. and Subsidiaries on Form 10-KSB for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of Alternative Construction Company, Inc. and Subsidiaries on Forms SB-2 (File No. 333-128191).

Garden City, NY	/s/ Liebman Goldberg & Drogin LLP
March 22, 2007